Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of US LEC Corp. and subsidiaries (the "Company") on Form S-8 of our report dated February 6, 1999 (February 26, 1999 as to Note 6), which report includes an emphasis of a matter paragraph as to a significant portion of the Company's accounts receivable and revenues relating to reciprocal compensation currently in dispute, appearing in and incorporated by reference in the Annual Report on Form 10-K of US LEC Corp and subsidiaries for the year ended December 31, 1998.



/s/ Deloitte & Touche LLP
Charlotte, North Carolina
May 6, 1999